Exhibit 4.15

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of May 31, 2019, Oracle Corporation (“Oracle,” the “Company,” or “us”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, our 2.250% Notes due 2021 and our 3.125% Notes due 2025.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), and applicable provisions of law. The summary is not complete, and is qualified by reference to our Certificate of Incorporation and Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Capital Stock

Our authorized capital stock consists of 11 billion shares of common stock, $0.01 par value, and 1 million shares of preferred stock, $0.01 par value. As of May 31, 2019, there were 3,359,194,720 shares of Oracle common stock issued and outstanding and 11,200 shares of Oracle preferred stock issued and outstanding.

Common Stock

Oracle Common Stock Outstanding. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable. Our common stock is listed and principally traded on the New York Stock Exchange under the symbol “ORCL.”

Voting Rights. Each holder of shares of our common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders.

Dividend Rights. Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor.

Rights upon Liquidation. Holders of our common stock are entitled to share pro rata, upon any liquidation or dissolution of Oracle, in all remaining assets available for distribution to stockholders after payment or providing for our liabilities and the liquidation preference of any outstanding preferred stock.

Rights and Preferences. Holders of our common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities. In addition, holders of our common stock have no conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Transfer Agent and Registrar. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

Preferred Stock

Under our Certificate of Incorporation, without further stockholder action, our board of directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and Bylaws summarized in the following paragraphs may have an anti-takeover effect. In other words, they could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for the shares held by such stockholder.

Our Bylaws vest the power to call special meetings of stockholders in our chairman of the board of directors, any chief executive officer, our board of directors or stockholders holding shares representing not less than 20% of the outstanding votes entitled to vote at the meeting. Stockholders are permitted under our Certificate of Incorporation to act by written consent in lieu of a meeting.

To be properly brought before an annual meeting of stockholders, any stockholder proposal or nomination for the board of directors must be delivered to our secretary by the close of business not more than 120 and not less than 90 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting; provided that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. Such notice must contain information specified in the Bylaws as to the director nominee or proposal of other business, information about the stockholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal or nomination and to solicit proxies in support of it. With respect to director nominees, we may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

In addition, our Bylaws contain “proxy access” provisions, which give an eligible stockholder (or group of up to 20 such stockholders) continuously owning for at least three years 3% or more of our outstanding shares of capital stock entitled to vote in the election of directors, the right to nominate up to the greater of two nominees or 20% of the board of directors (rounded down to the nearest whole number) and have those nominees included in our proxy statement. To be timely, any proxy access notice must be delivered to our secretary by the close of business not more than 150 and not less than 120 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting; provided that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a proxy access notice will be timely if it is delivered by the later of the 120th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. The complete proxy access provisions for director nominations are set forth in our Bylaws.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;
•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF 2.250% NOTES DUE 2021
DESCRIPTION OF 3.125% NOTES DUE 2025

The following summary of our 2.250% Notes due 2021 (the “2021 Notes”) and our 3.125% Notes due 2025 (the “2025 Notes,” and together with the 2021 Notes, the “Notes”) is based upon the Indenture dated as of January 13, 2006 by and among Oracle (formerly known as Ozark Holding Inc.), Oracle Systems Corporation (formerly known as Oracle Corporation) and Citibank, N.A., as amended by the First Supplemental Indenture dated as of May 9, 2007 by and among Oracle, Citibank, N.A. and The Bank of New York Trust Company, N.A. (together, the “Base Indenture”), and as supplemented by the Officers’ Certificate issued July 10, 2013 setting forth the terms of the Notes (together with the Base Indenture, the “Indenture”).  Together, the documents comprising the Indenture set forth the terms of the Notes.  This summary is not complete, and is qualified by reference to the Indenture and the Forms of 2.250% Note due 2021 and 3.125% Note due 2025, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.  References in this section to “us,” “we” and “our” are solely to Oracle Corporation and not to any of its subsidiaries, unless the context requires otherwise.

General

On July 10, 2013, we issued €1.25 billion aggregate principal amount of the 2021 Notes and €750 million aggregate principal amount of the 2025 Notes.  The Notes are listed and principally traded on the New York Stock Exchange under the symbol “ORCL.” As of May 31, 2019, €1,250,000,000 aggregate principal amount of 2021 Notes were outstanding and €750,000,000 aggregate principal amount of 2025 Notes were outstanding.

Interest and Maturity

The 2021 Notes will mature on January 10, 2021 and the 2025 Notes will mature on July 10, 2025. The Notes were issued in book-entry form only, in minimum denominations of €100,000 and multiples of €1,000 in excess thereof. Interest on the Notes accrued beginning on July 10, 2013. The 2021 Notes bear interest at the rate of 2.250% per year and the 2025 Notes bear interest at the rate of 3.125% per year. The interest on the 2021 Notes is payable annually on January 10, commencing on January 10, 2014, to the persons in whose names the 2021 Notes are registered at the close of business on the preceding December 26.  The interest on the 2025 Notes is payable annually on July 10, commencing on July 10, 2014, to the persons in whose names the 2025 Notes are registered at the close of business on the preceding June 25. Interest on the Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for that period from and after the applicable interest payment date, maturity date or redemption date.

The term “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Issuance in Euro

All payments of interest and principal, including payments made upon any redemption of the Notes, are payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro would be converted into U.S. dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Notes so made in U.S. dollars would not constitute an event of default under the Notes or the Indenture. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

Issuance of Additional Notes

The Notes were initially limited in aggregate principal amount to €1,250,000,000 for the 2021 Notes and €750,000,000 for the 2025 Notes. We may, without the consent of the holders, increase the principal amount of any series of Notes by issuing additional Notes of such series in the future on the same terms and conditions, except for any differences in the issue price, interest accrued prior to the issue date of the additional Notes and, in some cases, the first interest payment date. The additional Notes of a series would have the same ISIN and CUSIP number as the applicable series of Notes. Under the Indenture, each series of Notes and any additional Notes of such series we may issue would be treated as a single series for all purposes under the Indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders.

We also may, without the consent of the holders, issue other series of debt securities under the Base Indenture in the future on terms and conditions different from the Notes.

The Indenture

The Bank of New York Mellon Trust Company, N.A. is the trustee for any and all securities issued under the Indenture, including the Notes, and is referred to herein as the “trustee.” The paying agent for the Notes is The Bank of New York Mellon, London Branch.

In accordance with the Indenture, Oracle Systems Corporation is no longer an obligor under the Indenture and is not an obligor on the Notes. Oracle is the sole obligor on the Notes.

The Notes are the unsecured and unsubordinated obligations of Oracle and are ranked pari passu with Oracle’s other existing and future unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to all existing and future indebtedness and liabilities (including trade payables and preferred stock obligations) of Oracle’s subsidiaries and are effectively subordinated to Oracle’s existing and future secured indebtedness, if any, and that of Oracle’s subsidiaries, if any. The Notes are effectively subordinated to all such liabilities of Oracle’s subsidiaries and the rights of creditors of such subsidiaries have priority over the rights of the holders of the Notes as creditors of Oracle. The Indenture does not limit the ability of Oracle to incur additional unsecured indebtedness. There are no restrictions in the Indenture governing the Notes that restrict Oracle’s subsidiaries from granting security interests or liens on any or all of their assets.

Optional Redemption

The Notes of each series are redeemable, in whole or in part at any time, at our option, each at a “make-whole premium” redemption price calculated by us equal to the greater of:

(1)100% of the principal amount of the Notes to be redeemed; and

(2)the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 20 basis points with respect to the 2021 Notes and 25 basis points with respect to the 2025 Notes, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes of a series are to be redeemed, the Notes to be redeemed shall be selected by the trustee by such method the trustee deems to be fair and appropriate in accordance with applicable depositary procedures.

The Notes are also subject to redemption prior to maturity if certain events occur involving U.S. taxation. If any of these special tax events do occur, the Notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date fixed for redemption. See the section titled “Redemption for Tax Reasons” below.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by us of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(8)to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(9)to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(10)to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;

(11)to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(12)in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “Payment of Additional Amounts” and under the heading “Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after July 3, 2013, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “Payment of Additional Amounts” with respect to the Notes, then we may at any time at our option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption.

Modification and Waiver

We and the trustee may amend or modify the Indenture or the Notes without the consent of any holder of the Notes in order to:

•	cure ambiguities, defects or inconsistencies;
•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption;
•	make any change that would provide any additional rights or benefits to the holders of the Notes;
•	provide for or add guarantors with respect to the Notes;
•	secure the Notes;
•	establish the form or forms of the Notes;

•	maintain the qualification of the Indenture under the Trust Indenture Act;
•

conform any provision in the Indenture to the section titled “Description of Debt Securities” in the prospectus relating to the Notes filed by Oracle with the Securities and Exchange Commission on July 3, 2013; or

•	make any change that does not adversely affect the rights of any holder.

Other amendments and modifications of the Indenture or the Notes may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification (voting as one class), and our compliance with any provision of the Indenture with respect to any Notes may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the waiver (voting as one class). However, no modification or amendment may, without the consent of the holder of each outstanding Note affected:

•	reduce the principal amount, or extend the fixed maturity, of the Notes, alter or waive the redemption provisions of the Notes;
•	change the currency in which principal, any premium or interest is paid;
•	reduce the percentage in principal amount outstanding of any series of Notes which must consent to an amendment, supplement or waiver or consent to take any action;
•	impair the right to institute suit for the enforcement of any payment on the Notes;
•	waive a payment default with respect to the Notes or any guarantor;
•	reduce the interest rate or extend the time for payment of interest on the Notes; or
•	adversely affect the ranking of the Notes.

Covenants

The Indenture governing the Notes contains the following covenants:

Principal and Interest

We will pay the principal of and interest on the Notes when due and in the manner provided in the Indenture.

Consolidation, Merger or Sale of Assets

We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any person or persons in a single transaction or through a series of transactions, unless:

•

we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•

the surviving entity will expressly assume all of our obligations under the Notes and the Indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and
•

we or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

The restrictions in the third and fourth bullets shall not be applicable to:

•

the merger or consolidation of us with an affiliate of ours if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or

•	the merger of us with or into a single direct or indirect wholly owned subsidiary of ours pursuant to Section 251(g) (or any successor provision) of the DGCL.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all our assets occurs in accordance with the Indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of ours under the Indenture with the same effect as if such successor corporation had been named in our place in the Indenture. We will (except in the case of a lease) be discharged from all obligations and covenants under the Indenture and the Notes.

Limitation on Liens

We will not create or incur any Lien on any of our Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness, without effectively providing that the Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1)Liens existing as of July 10, 2013;

(2)Liens granted after July 10, 2013, created in favor of the holders of the Notes;

(3)Liens securing our Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture;

(4)Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above; provided that, based on a good faith determination of one of our Senior Officers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

(5)Permitted Liens.

Notwithstanding the foregoing, we may, without securing any Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed the greater of (i) 25% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (ii) 25% of Consolidated Net Worth calculated as of July 10, 2013.

Limitation on Sale and Lease-Back Transactions

We will not enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(1)such transaction was entered into prior to July 10, 2013;

(2)such transaction was for the sale and leasing back to us of any Property by one of our Subsidiaries;

(3)such transaction involves a lease for less than three years;

(4)we would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing such Notes pursuant to the first paragraph of “Limitation on Liens” above; or

(5)we apply an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of our long-term Indebtedness within 365 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we may deliver debt securities to the trustee therefor for cancellation, such debt securities to be credited at the cost thereof to us.

Notwithstanding the foregoing, we may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed the greater of (i) 25% of Consolidated Net Worth calculated as of the closing date of the sale-leaseback transaction or (ii) 25% of Consolidated Net Worth calculated as of July 10, 2013.

Existence

Except as permitted under “Consolidation, Merger and Sale of Assets,” the Indenture requires us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that their preservation is no longer desirable in the conduct of business.

Certain Definitions

As used in the description of the covenants relating to the Notes, the following terms have the meanings set forth below.

“Aggregate Debt” means the sum of the following as of the date of determination:

(1)the aggregate principal amount of our Indebtedness incurred after July 10, 2013 and secured by Liens not permitted by the first sentence under “Limitation on Liens;” and

(2)our Attributable Liens in respect of sale and lease-back transactions entered into after July 10, 2013 pursuant to the second paragraph of “Limitation on Sale and Lease-Back Transactions.”

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1)the fair market value of the assets subject to such transaction; and

(2)the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the Base Indenture, determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, our Stockholders’ Equity and our Consolidated Subsidiaries on that date.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)other agreements or arrangements designed to manage interest rates or interest rate risk;

(3)other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; and

(4)other agreements or arrangements designed to protect such person against fluctuations in equity prices.

“Indebtedness” of any specified Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Permitted Liens” means:

(1)Liens on any of our assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2)(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(3)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(4)Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(5)Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities;

(6)pre-existing Liens on assets acquired by us after July 10, 2013;

(7)Liens in our favor;

(8)inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(9)statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(10)Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(11)Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which we are a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(12)Liens consisting of deposits of Property to secure our statutory obligations in the ordinary course of our business;

(13)Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which we are a party in the ordinary course of our business, but not in excess of $25,000,000; and

(14)purchase money Liens or purchase money security interests upon or in any Property acquired or held by us in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Senior Officer” of any specified Person means the chief executive officer, any president, any vice president, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as reflected on the most recent consolidated balance sheet available to us prepared in accordance with GAAP.

“Subsidiary” of any specified Person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

No Sinking Fund

The Notes are not entitled to the benefit of any sinking fund.

Events of Default

An “Event of Default” with respect to a series of Notes includes the occurrence of one or more of the following events:

(1)default in paying interest on Notes of such series when it becomes due and the default continues for a period of 30 days or more;

(2)default in paying principal, or premium, if any, on the Notes of such series when due;

(3)default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (1) or (2) above) in respect of such series and the default or breach continues for a period of 90 days or more after there has been given to us a written notice from the trustee or there has been given to us and the trustee a written notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected thereby;

(4)certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us or any material subsidiary has occurred; and

(5)any other Events of Default set forth in the Indenture.

If an Event of Default (other than an Event of Default specified in clause (4) with respect to us) under the Indenture occurs with respect to a series of Notes and is continuing, then the trustee may and, at the direction of the holders of at least 25% in principal amount of the outstanding Notes of such series, will by written notice, require us to repay immediately the entire principal amount of the outstanding Notes of such series, together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the Indenture specified in clause (4) with respect to us occurs and is continuing, then the entire principal amount of the outstanding Notes will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (4) described above with respect to a series of Notes, the holders of a majority in principal amount of outstanding Notes of such series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the Notes of such series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Notes of such series also have the right to waive past defaults with respect to such series, except a default in paying principal or interest on any outstanding Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the Notes of such series.

Holders of at least 25% in principal amount of the outstanding Notes of a series may seek to institute a proceeding only after they have made written request, and offered such indemnity as the trustee may reasonably require, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding Notes of such series. These limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default of which a responsible officer of the trustee has actual knowledge or has received written notice from us or any holder of the Notes, the trustee is required to exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee such security or indemnity as the trustee may reasonably require. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of each series affected (voting as a single class) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 45 days after any default occurs with respect to a series, give notice of the default to the holders of the Notes of such series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the Indenture.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the Indenture, when:

•	either:
o	all the debt securities issued under the Base Indenture that have been authenticated and delivered have been accepted by the trustee for cancellation; or
o

all the debt securities issued under the Base Indenture that have not been accepted by the trustee for cancellation will become due and payable within one year (a “discharge”) and we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on such notes to pay principal, interest and any premium;

•	we have paid or caused to be paid all other sums then due and payable under the Indenture; and
•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

We may elect to have our obligations under the Indenture discharged with respect to a series of Notes (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes of such series, except for:

•	the rights of holders of the Notes of such series to receive principal, interest and any premium when due;
•

our obligations with respect to the Notes of such series concerning issuing temporary notes, registration of transfer of the Notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment for Notes payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and
•	the defeasance provisions of the Indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the Indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute a default or an event of default with respect to the Notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes of a series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the Notes of such series:

o	money in an amount;
o	U.S. Government Obligations; or
o	a combination of money and U.S. Government Obligations,
•

in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

•

in the case of legal defeasance, we must have delivered to the trustee an opinion of counsel stating that, as a result of an IRS ruling or a change in applicable federal income tax law, the holders of the Notes of such series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we must have delivered to the trustee an opinion of counsel to the effect that the holders of the Notes of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no default with respect to the outstanding Notes of such series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all Notes of such series were in default within the meaning of such Act

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;
•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the Notes that remain unclaimed for two years after the maturity date of such Notes will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Notices

Notices to holders of the Notes are made by first class mail, postage prepaid, to the addresses that appear on the security register of the Notes.

Book-Entry; Delivery and Form; Global Note

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The Notes of each series are represented by one or more fully registered global notes. Each such global note is deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. The holder of the Notes may hold their interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the Notes and all transfers relating to the Notes are reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the Notes is cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the Notes takes place through Clearstream and Euroclear participants and settles in same-day funds. Owners of book-entry interests in the Notes receive payments relating to their Notes in euro, except as otherwise described under “Issuance in Euro.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the Notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. They are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the Notes are not entitled to have the Notes registered in their names, will not receive and are not entitled to receive physical delivery of the Notes in definitive form and are not considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of the Notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervises and overseas the activities of Luxembourg banks. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream are credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include any agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding interests in the Notes through Euroclear Participants.

Distributions with respect to interests in the Notes held beneficially through Euroclear are credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

Clearance and Settlement Procedures

We understand that secondary market trading between Clearstream and/or Euroclear participants occurs in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading is settled using procedures applicable to conventional eurobonds in registered form.

Investors in the Notes are only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If the depositary for any of the Notes represented by a registered global note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the registered global note that had been held by the depositary. Any Notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the Notes of either series shall no longer be represented by a global note and will issue Notes in definitive form in exchange for such global note pursuant to the procedure described above.

Concerning Our Relationship with the Trustee

We maintain ordinary banking relationships and credit facilities with The Bank of New York Mellon, an affiliate of the trustee for the Notes.